EXHIBIT 10.20

WisdomTree Investments, Inc.

245 Park Avenue, 35th Floor

New York, NY 10167

October 1, 2018

DELIVERY BY HAND

Mr. Luciano Siracusano III

Chief Investment Strategist

WisdomTree Investments, Inc.

Dear Luciano:

This letter confirms our agreement as set forth below concerning your employment with WisdomTree Investments, Inc. and its subsidiaries (collectively, “WisdomTree”).

1. You hereby resign your employment with WisdomTree, effective October 31, 2018.

2. For the purposes of the letter agreement (the “Executive Agreement”) dated as of December 22, 2016 between you and WisdomTree Asset Management, Inc. (“WTAM”), WTAM shall deem your employment to have ceased as a result of a termination by WTAM that constitutes an Involuntary Termination (as defined in the Executive Agreement).

3. The Executive Agreement shall be deemed amended as follows:

a. In Paragraph 7, “twelve months” shall be amended to read “eighteen months” in the sentence describing COBRA insurance; and

b. Paragraph 3(b)(ii) shall be amended to read: “(ii) in the event of an Involuntary Termination (as defined below) of your employment, (I) you shall be entitled to accelerated vesting only with respect to the shares of Restricted Stock, if any, that would have vested during the Post-Employment Period, (II) vesting shall otherwise cease as of the Date of Termination, but your non-vested shares of Restricted Stock will not be forfeited until the later of (a) the last day of the Post-Employment Period and (b) April 30, 2020, and (III) if a Change of Control occurs on or before the later of (a) the last day of the Post-Employment Period and (b) April 30, 2020, you shall be entitled to the same vesting with respect to the shares of Restricted Stock as you would have if you had been employed on the date of the Change of Control.”

Mr. Luciano Siracusano III

October 1, 2018

4. Except as expressly amended above, the Executive Agreement remains unmodified and in full force and effect.

It has been an extraordinary pleasure to have worked with you at WisdomTree (including its earlier incarnations as Individual Investor Group and Index Development Partners) and I wish you the very best of success in your next endeavors.

Very truly yours,

/s/ Gregory Barton

Gregory Barton

AGREED

/s/ Luciano Siracusano III
Luciano Siracusano III